Exhibit 99.1

Cellectar Appoints Dr. Igor Grachev as Chief Medical Officer

FLORHAM PARK, N.J., January 7, 2020 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced it has appointed Dr. Igor Grachev as Chief Medical Officer.

“I am excited to welcome Igor to our senior management team as Chief Medical Officer. Igor possesses outstanding academic training and a track record of professional success with highly relevant experiences including multiple global oncology drug approvals,” said Jim Caruso, CEO of Cellectar. “We look forward to his leadership as we advance our pipeline of assets and work towards fully developing the potential of CLR 131.”

Igor Grachev, M.D., Ph.D., brings nearly 20 years of industry experience to Cellectar having led clinical development programs at both multinational pharmaceutical and biotech organizations. He served as Global Development Leader and Head of Innovative Clinical Trials Initiative, R&D for TEVA Branded Specialty Pharmaceuticals, where he was responsible for the development, execution and management of clinical programs worldwide across all phases of clinical research, achieving regulatory approvals in multiple countries. Dr. Grachev also had clinical development and medical affairs leadership roles at GE Healthcare, Novartis, GSK, Merck, Schering Plough, Sanofi-Aventis, and BioClinica.

Dr. Grachev is a former Assistant Professor of Radiology at SUNY Upstate Medical University and as a Fellow in Radiology at Massachusetts General Hospital, Harvard Medical School. Dr. Grachev is well-published in the field of radiopharmaceuticals, drug development and innovative clinical trials. He also possesses extensive oncology radiopharmaceutical and diagnostic development experience with GE Healthcare where he had global responsibility for Phase 2-4 clinical trials.

Dr. Grachev noted, “I am excited to join Cellectar and help deliver on the promise of CLR 131. I believe Cellectar’s novel delivery vehicle provides a unique opportunity to create a truly targeted radiotherapeutic with the potential to be a meaningful therapy in a variety of oncology indications. I look forward to bringing CLR 131 to market and making a difference in patients’ lives.”

Dr. Grachev earned his M.D. with highest honor in General Medicine from Bogomolets National Medical University, and his Ph.D. in Medical Sciences from the Shupyk National Medical Academy of Postgraduate Education. Dr. Grachev went on to complete a Fellowship Program in Radiology (including Nuclear Medicine) at Massachusetts General Hospital, Harvard Medical School jointly with the National Cancer Institute, and also completed his post-doctoral training at Massachusetts General Hospital Harvard.

Grant of Inducement Option

Cellectar has granted to Dr. Grachev, effective as of his first day of employment with Cellectar, an option to purchase 80,000 shares of Cellectar’s common stock at an exercise price per share equal to the closing price of Cellectar’s common stock on the grant date as reported by Nasdaq.  This grant was approved by the Compensation Committee of Cellectar’s Board of Directors and made as an inducement material to Dr. Grachev entering into employment with Cellectar as contemplated by Nasdaq Listing Rule 5635(c)(4).

The stock option, which has a 10-year term, vests and becomes exercisable in three equal annual installments beginning on the first anniversary from the date of Dr. Grachev’s first day of employment.

Cellectar provides this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About CLR 131

CLR 131 is a small-molecule, targeted Phospholipid Drug Conjugate™ (PDC) designed to deliver cytotoxic radiation directly to cancer cells, while limiting exposure to healthy cells. CLR 131 is the company’s lead product candidate and is currently being evaluated in a Phase 2 study in B-cell lymphomas, and two Phase 1 dose-escalating clinical studies, one in multiple myeloma and one in pediatric solid tumors and lymphoma. CLR 131 was granted Orphan Drug designation for the treatment of multiple myeloma by both the U.S. and the European Commission, and was granted U.S. Orphan Drug and Rare Pediatric Disease designations for the treatment of neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma and osteosarcoma.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development (R&D) collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug ConjugateTM (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in three clinical studies - one Phase 2 study, and two Phase 1 studies. The Phase 2 clinical study (CLOVER-1) is in relapsed/refractory (R/R) B-cell malignancies, including multiple myeloma (MM), chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), lymphoplasmacytic lymphoma (LPL), marginal zone lymphoma (MZL), mantle cell lymphoma (MCL), and diffuse large B-cell lymphoma (DLBCL). The company is also conducting a Phase 1 dose escalation study in patients with R/R multiple myeloma (MM) and a Phase 1 study in pediatric solid tumors and lymphomas.

The company’s product pipeline also includes one preclinical PDC chemotherapeutic program (CLR 1900) and several partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may", "expect", "believe", "anticipate", "intend", "could", "estimate", "continue", "plans", or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical studies, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30,2019. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com